10.4

Blomstrom & Co., P. C.
     Certified Public Accountants

                                               8323 Southwest Freeway, Suite 650
                                                      Houston, Texas 77074

                                                          (800) 235-0517
                                                          (713) 771-4385
                                                      Fax (713) 771-5553




                       CONSENT OF INDEPENDENT ACCOUNTANTS



We consent to the inclusion in this registration statement for the purpose of issuing 465,000 number of Common Shares on Form 10 of our report dated March 10, 1999, on our audit of the financial statements of Americana Publishing, Inc. We also consent to the reference to our firm under the caption "Experts" and "Selected Financial Data".








Houston, Texas
April 9, 1999





The CPA - Never Underestimate the Value

                                       Nobody Sees Beyond the Numbers Like a CPA

                                    PART F/S

INDEX TO FINANCIAL STATEMENTS:

Exhibit                                                                 Page

Independent Auditors Report                                              F1

Balance Sheet - December 31, 1997                                        F2
                December 31, 1998
                March 31, 1999

Statement of Operations for the Period Ended -                           F3
                    December 31, 1997
                    December 31, 1998
                    March 31, 1999

Statement of Changes in Stockholders Equity                              F4
     For Period Ended - December 31, 1997
                        December 31, 1998
                        March 31, 1999

Statement of Cash Flows for the Period Ended -                           F5
                    December 31, 1997
                    December 31, 1998
                    March 31, 1999

Notes to Financial Statements                                            F6

Blomstrom & Co., P. C.
     Certified Public Accountants

                                               8323 Southwest Freeway, Suite 650
                                                     Houston, Texas 77074

                                                         (800) 235-0517
                                                         (713) 771-4385
                                                     Fax (713) 771-5553



                          Independent Auditor's Report

To the Board of Directors
Americana Publishing, Inc.
(A Development Stage Company)
Albuquerque, New Mexico

We have audited the accompanying balance shed of Americana Publishing, Inc. as of December 31, 1999 and 1997, and the related statements of income (loss), changes in stockholders' equity and cash flows for the one year period ended December 31, 1998 and the period April 17, 1997 (inception) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of -Americana Publishing, Inc. as of December 31, 1998 and, 1997 and the -remits --of -its operations and cash flows for the periods then ended in conformity with generally accepted accounting principles.




Houston, TX
March 10, 1999

The CPA - Never Underestimate the Value

                                       Nobody Sees Beyond the Numbers Like a CPA



                                                 F1


                                    Americana Publishing, Inc.
                                  (A Development Stage Company)
                                         Balance Sheet
                                           December 31,


ASSETS                                                                                 March 31, 1999
                                                                   1998         1997      Unaudited
                                                                   ----         ----      ---------
Current Assets
  Cash                                                          $     667    $   2,159    $ 201,431

Property and Equipment
  Database and Circulation List                                    18,411                    18,411
  Computer Equipment                                               14,629                    18,777
  Furniture and Fixtures                                            3,944                    11,102
  Web Site Development and Name - Americanna Books                                            4,554
    Less:  Accumulated depreciation and amortization               (7,396)                  (10,029)
                                                                ---------    ---------    ---------

      Total Property and Equipment                                 29,588         --         42,815


                                                                ---------    ---------    ---------
TOTAL ASSETS                                                    $  30,255    $   2,159    $ 244,246
                                                                =========    =========    =========


LIABILITIES AND STOCKHOLDER'S EQUITY

Current Liabilities
  Deferred Federal Income Taxes                                 $   2,589                 $   3,510
  Accounts Payable to Related Party                                          $  22,163
                                                                ---------    ---------    ---------

    Total Liabilities, All Current                                  2,589       22,163        3,510

Stockholder's Equity
  Preferred Stock 20,000,000 Shares
    No Par Value, Authorized, None Issued
  Common Stock 100,000,000 Shares Authorized
    $.001 Par Value, 2,535,000, 1,270,000 & 3,000,000
    Issued and Outstanding for 1998, 1997 & 1999 Respectively   $   2,535    $   1,270    $   3,000
  Paid-In Capital                                                  68,774        5,952      329,976
  Deficit Accumulated During the Development Stage                (43,643)     (27,226)     (92,240)
                                                                ---------    ---------    ---------
                                                                   27,666    $ (20,004)   $ 240,736

TOTAL LIABILITIES AND STOCKHOLDER'S EQUITY                      $  30,255    $   2,159    $ 244,246
                                                                =========    =========    =========


                           See Accompanying Notes and Auditor's Report

                                                F2

                                                Americana Publishing, Inc.
                                              (A Development Stage Company)
                                                Statement of Income (Loss)
                                                     For the Periods

                                                                             Inception      Three Months Ended
                                                      Year Ended         April 17, 1997 to    March 31, 1999
                                                   December 31, 1998     December 31,1997       (Unaudited)
                                                   -----------------     ----------------       -----------
Revenues
  Publishing Fees                                      $  9,074             $  4,745             $  9,323

Expenses
  Compensation Expense-Stock Options                       --                   --                 29,167
  Outside Consulting Services                             2,359               11,521                 --
  Printing                                                3,622               11,460                  400
  Postage & Freight                                       6,214                2,166                6,745
  Depreciation                                            7,396                 --                  2,633
  Management Fees                                          --                   --                  9,000
  Professional Fees                                        --                   --                  7,224
  Other Operating Expenses                                3,311                6,824                1,830
                                                       --------             --------             --------
    Total Expenses                                       22,902               31,971               56,999

Income (Loss) Before Income Taxes                       (13,828)             (27,226)             (47,676)

Provision for Income Taxes                               (2,589)                                     (921)
                                                       --------             --------             --------

Deficit Accumulated During the Development Stage       $(16,417)            $(27,226)            $(48,597)
                                                       ========             ========             ========

Basic and Diluted Loss Per Share                       $ (0.006)            $ (0.027)            $ (0.016)
                                                       ========             ========             ========



                              See Accompanying Notes and Auditor's Report

                                                   F3


                                            Americana Publishing, Inc.
                                          (A Development Stage Company)
                                  Statement of Changes in Stockholder's Equity
                                    For the Period April 17,1997 (inception)
                                               Through March 31, 1999


                                                                                    Deficit Accumulated
                                                    Common             Paid-In           During the
                                                    Stock              Capital       Development Stage       Total
                                                    -----              -------       -----------------       -----
Stock Issued on May 1, 1997
  1,000,000 Shares to Majority
  Stockholder in Exchange for
  $7,222 in Cash and Publishing
  and Internet Distribution Expertise             $   1,000          $   6,222                             $   7,222

Stock Issued on May 1, 1997
  270,000 Shares to Others in
  Exchange for Services Rendered                        270               (270)                                 --

Deficit Accumulated During the
  Period April 17, 1997 (inception)
  through December 31, 1997                                                             $ (27,226)           (27,226)
                                                  ---------          ---------          ---------          ---------
Balance December 31, 1997                         $   1,270          $   5,952          $ (27,226)         $ (20,004)
                                                  =========          =========          =========          =========



Stock Issued on December 15, 1998
  1,000,000 Shares to Majority
  Stockholder in Exchange for $4,940
  in Cash, Forgiveness of Accounts
  Payable Debt of $22,163 and
  Contribution of Property and
  Equipment of $36,984                                1,000             63,087                                64,087

Stock Issued on December 15, 1998
  265,000 Shares to Others in Exchange
  for Services Rendered                                 265               (265)                                 --

Deficit Accumulated During the
  Year Ended December 31, 1998                                                            (16,417)           (16,417)
                                                  ---------          ---------          ---------          ---------
Balance December 31, 1998                         $   2,535          $  68,774          $ (43,643)         $  27,666
                                                  =========          =========          =========          =========

Stock Issued During February and March
  1999 Through a Private Offering
  Memorandum 465,000 Shares (Unaudited)                 465            232,035                               232,500

Deficit Accumulated During the Three
  Months Ended March 31, 1999
  (Unaudited)                                                                             (48,597)           (48,597)
  Stock Options                                                         29,167                                29,167
                                                  ---------          ---------          ---------          ---------
Balance March 31, 1999 (Unaudited)                $   3,000          $ 329,976          $ (92,240)         $ 240,736
                                                  =========          =========          =========          =========


                                     See Accompanying Notes and Auditor's Report

                                                          F4


                                             Americana Publishing, Inc.
                                           (A Development Stage Company)
                                               Statement of Cash Flows



                                                                                       Inception      Three Months Ended
Increase (Decrease) in Cash and Cash Equivalents                 Year Ended        April 17, 1997 to    March 31, 1999
                                                              December 31, 1998    December 31, 1997     (Unaudited)
                                                              -----------------    -----------------     -----------
Cash Flows From Operating Activities:
   Deficit Accumulated During the Development Stage               $ (16,417)          $ (27,226)          $ (48,597)
   Adjustments to Reconcile Net Income (Loss)
    to Net Cash Provided by Operating Activities:
       Depreciation                                                   7,396                                   2,633
       Stock Options                                                                                         29,167
       Increase in Accounts Payable                                                      22,163
       Increase in Income Taxes Payable                               2,589                                     921
                                                                  ---------           ---------           ---------
           Total Adjustments                                          9,985              22,163              32,721

Net Cash Used by Operating Activities                                (6,432)             (5,063)            (15,876)

Cash Flows From Financing Activities:
   Proceeds From Sale of Common Stock                                 4,940               7,222             232,500
                                                                  ---------           ---------           ---------

Net Cash Provided by Financing Activities                             4,940               7,222             232,500

Cash Flows From Investing Activities
   Purchase of Property and Equipment                                  --                  --               (15,860)
                                                                  ---------           ---------           ---------

Net Cash Used in Investing Activities                                  --                  --               (15,860)

Net Increase (Decrease) in Cash                                      (1,492)              2,159             200,764

Cash and Cash Equivalents at Beginning of Period                      2,159                --                   667
                                                                  ---------           ---------           ---------

Cash and Cash Equivalents at End of Period                        $     667           $   2,159           $ 201,431
                                                                  =========           =========           =========




Supplemental Disclosures:
   Interest Paid                                                        -0-                 -0-                 -0-
   Taxes Paid                                                           -0-                 -0-                 -0-

Non-Cash Transaction
   Contribution of property and equipment in exchange
   for common stock                                               $  36,984

   Forgiveness of accounts payable in exchange for
   common stock                                                      22,163



                                     See Accompanying Notes and Auditor's Report

                                                           F5



                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


               Note 1: Summary of Significant Accounting Policies
                       Background and Nature of Operations

Americana Publishing, Inc. (the Company) was organized as a Colorado corporation on April 17, 1997 for the purpose of publishing books, audio books and periodicals, and to utilize the internet as its primary distribution channel to prospective customers. Additionally the Company will utilize the latest technology to download audio files directly to customers who desire to purchase books and music and other audio materials immediately.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment were contributed to the Company by the Company's chairman and majority stockholder in exchange for common stock. Property and equipment is carried at the contributors cost basis. Depreciation of property and equipment is provided using the straight-line method for financial reporting purposes at rates bases on their estimated useful lives.

Income Taxes

Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of property and equipment for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred taxes are also recognized for operating losses that are available to offset future federal income taxes.

                                       F6

                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                               December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Interim Financial data

Financial data for the three months ended March 31, 1999 is unaudited, however in the opinion of management, the interim data includes all adjustments consisting only of normal recurring adjustments, necessary for a fair statement of the results of the interim period.

Note 2: Liquidity

The Company currently has insufficient revenue to meet forecasted operating expenses for the next year. The Company's profitability and continued operation are dependent upon significant assumptions, some of which are the ability of the Company to acquire publishing companies and market products on a profitable basis. There is no assurance that profitable operations will be achieved. Subsequent to year end, the Company did raise approximately $232,500 (refer to note 6) to fund operations until profitable operations can be achieved.


Note 3: Related Party Transactions

During the period April 17, 1997 (inception) through December 31, 1998, a related party, B.H. Capital Limited (BHCL) which is a dba of a proprietorship of the Company's chairman and majority stockholder, provided management, office space, use of equipment and personnel to the Company. Also refer to Note 1, Property and Equipment regarding the contribution of property and equipment in exchange for common stock.

                                    F7

                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


Note 4: Stock Purchase Options

On January 1, 1999, the Company granted to eight individuals, five of whom are directors, options to purchase a total of 1,750,000 shares of common stock for a purchase option cost of $250 per individual. The purchase price is $.10 per share if exercised on or before December 31, 1999, $.20 per share if exercised on or before December 31, 2000 and, $.30 per share if exercised on or before December 31, 2001. The Company applies APB Opinion 25 and related interpretations in accounting for its stock option plan. As a result of their plan, although no stock options were exercised, the Company recognized $29,167 of compensation expense for the three month period ended March 31, 1999. Had compensation cost for the Company's purchase option plan been determined based on the fair value at the grant date for such options consistent with the method of Financial Accounting Standards Board 123 (FAS123), the Company's net loss for the three months ended March 31, 1999 would have increased by approximately $9,000. The effects of applying FAS 123 in this pro forma disclosure are not indicative of future amounts. The fair value of each option grant is estimated on the date of grant using a present value calculation, risk free interest of 4.6%, no dividends and expected life of 3 years. Stock options available for future grant amounted to 1,750,000 shares at March 31, 1999. Exercisable stock options amounted to 1,750,000 shares at March 31, 1999.

Note 5: Income Taxes

Net deferred income tax liability consists of the following at December 31,
                                            1998          1997    March 31, 1999
                                            -----         ----    --------------
Deferred  tax asset
Net operating loss carryforward           $  4,839       $9,529      $ 16,684
Less: valuation allowance                   (4,839)      (9,529)      (16,684)
                                          --------       ------      --------
Net                                       $    -0-       $  -0-           -0-

Deferred tax liability
Depreciation and amortization             $ (2,589)      -0-         $   (921)
                                          --------       ------      --------

Deferred tax liability, net               $ (2,589)      -0-         $   (921)


                                    F8

                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


Note 6: Subsequent Events

Financial Consulting Agreement

On January 1, 1999, the Company entered into a non-cancelable Corporate Financial Consulting Agreement with BHCL, a related party. The agreement calls for the Company to pay BHCL a monthly fee of $3,000 for a period of five years in consideration for BHCL providing general assistance in identifying credit/capital resources as well as providing office, personnel and facilities to the Company. In addition, the agreement calls for the Company to pay BHCL a 1% success fee for any gross amount of financing or net worth of any entity merged or acquired on behalf of the Company by BHCL and a 1% renewal fee of the amount of such financial arrangements for a period of five years. Management believes that the monthly fee approximates the value of these services had the Company obtained these services from an unaffiliated party. In addition, for the Year ended December 31, 1998 and for the periods April 17, 1997 (inception) through December 31, 1997, management estimates that the value of services and facilities provided at no cost were $36,000 and $25,500 respectively.

Employment Agreement

On January 1, 1999, the Company entered into an employment agreement with its chairman and majority stockholder. Under the terms of the one year agreement, which shall be automatically be renewed for a period of three years provided that either party has not elected to terminate the agreement as provided for therein, the employee shall receive a salary of $250,000 per year or 5% of gross revenue of the Company, whichever is greater. The Company may not terminate the agreement for any reason as it relates to the employee's disability, illness or incapacity. Should the employee die during the term of employment, the Company shall pay the employee's estate $500,000 in fifty monthly installments of $10,000. Subject to certain events, including the sale of substantially all of the Company's assets to a single purchaser and bankruptcy, among others, the Company may terminate the agreement upon 90 days written notice and pay the employee $500,000 in twelve consecutive monthly installments. With cause, the Company may terminate the agreement with twelve months written notice. During the notice period, the employee shall be paid full compensation and, receive a severance allowance of $250,000 in twelve consecutive monthly installments beginning on the date of termination. Without cause, the employee may terminate employment upon twelve months written notice to the Company.

                                    F9

                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


Employment Agreement (continued)

Employee may be required to perform his duties and will be paid the full compensation described herein up to the termination date and shall receive a severance allowance of $250,000 which shall be made in twelve equal and consecutive monthly installments beginning on the date of termination.

Private Offering Memorandum

On February 10, 1999, the Company issued a Confidential Private Offering Memorandum pursuant to Rule 504 of Regulation D of the Securities Act of 1933, as amended, for 465,000 shares of $.001 par value common stock at $.50 per share. The offering was totally subscribed in the total amount of $232,500. As of March 10, 1999, $226,250 had been received.


Note 7: Other Matters

Management's Estimate of Value

The balance sheet presents property and equipment at the contributor's cost. Management believes that certain assets have a significantly higher fair market value than reflected on the financial statements. Management's estimate of such value is set forth below.

                    Database and Circulation List   $175,000
                    Computers and audio Equipment     21,500
                    Publication Library                6,000
                    Land                              25,000
                                                    --------
                                                    $227,500

These estimates reflect management's judgment as to the fair market value of certain assets as of December 31, 1998. Management's determination of the fair value for the data base and circulation list was based on the estimated cost of contractors and outside parties to compile such information. The computers and audio equipment, and publication library was based on their approximate replacement cost.

                                    F10

                           Americana Publishing, Inc.
                          (A Development Stage Company)

                          Notes to Financial Statements

                                December 31, 1998
 (Information pertaining to the three months ended March 31, 1999 is unaudited)


Management's Estimate of Value (continued)

The value of the land was based on the appraised value as set by a real estate estate professional. There will usually be differences between the estimated market value and the market value ultimately realized, and the differences may be material.

Year 2000 Issues

Year 2000 issues result from the inability of computer programs or computerized equipment to accurately calculate, store or use a date subsequent to December 31, 1999. The erroneous date can be interpreted in a number of different ways; typically the year 2000 is represented as the year 1900. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in similar normal business transactions. The Company has reviewed the majority of its primary Information Technology (IT) systems with the vendors from which the systems were purchased and believes these systems were 2000 compliant as of December 31, 1998. The Company is also reviewing its non-IT systems ( such as technology embedded within its operational equipment) and any material third-party relationships for year 2000 problems that could affect the Company's operations. The Company expects to complete this review by mid-1999. The Company believes the potential impact, if any, of these IT, non-IT or third-party systems not being Year 2000 compliant should not materially impact the Company's ability to continue activities. Based on reviews conducted to date and other preliminary information, costs of addressing potential problems are not expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. Cost to date has been immaterial. The Company relies on third party internet providers to conduct its basic operations. Should any third party with which the Company has a material relationship fail, the impact could be a significant challenge to the Company's ability to perform its basis operations. An example of such a challenge would be the inability of customers to access its web site. As part of the above mentioned review, the Company will address the most reasonably likely worst-case Year 2000 scenarios and potential costs. The Company will also develop a Year 2000 contingency plan for unknown events. The Company is scheduled to have these plans completed by June 1999. Statements in this section are intended to be and are hereby designated "Year 2000 Readiness Disclosure" within the meaning of the Year 2000 Information and Readiness Disclosure Act.


                                    F11